Exhibit 99.1

PolarityTE Announces Positive Top-Line Data from Interim Analysis of SkinTE™ Diabetic Foot Ulcer Trial

Company to Host Conference Call with Study Chair on Monday, July 27th at 4:30 pm ET

SALT LAKE CITY, July 24, 2020 – PolarityTE, Inc. (Nasdaq: PTE) announced positive results from a protocol-specified interim analysis of the first 50 patients enrolled in a multi-center randomized controlled trial evaluating treatment of Diabetic Foot Ulcers with SkinTE plus standard of care (SOC) vs SOC alone (NCT03881254). 50 patients were evaluated across 13 sites with 25 patients receiving SkinTE plus SOC and 25 patients receiving only SOC.

●	Demographics were well balanced between treatment groups with no statistically significant differences

○	Mean wound area was 4.3 cm2 for the SkinTE plus SOC arm and 3.3 cm2 for the SOC arm (p=0.19)

○	Mean wound age was 25.3 weeks for the SkinTE plus SOC arm and 22.1 weeks for the SOC arm (p=0.57)

●	All SkinTE patients received only one application of the product, except two patients who received a reapplication due to inadvertent removal of the original product

●	Primary Endpoint Interim Results:

○	72% of patients treated with SkinTE plus SOC achieved wound closure by 12 weeks vs 32% of patients treated with SOC alone (p=0.005)

●	Secondary Endpoints Interim Results:

○	Percent area reduction (PAR) was greater with SkinTE plus SOC vs SOC alone and was statistically significant at all predetermined timepoints displayed in the table below:

Week	Percent Area Reduction (PAR)		p-value
	SkinTE+SOC	SOC
4	78.6%	24.0%	0.00021
6	83.2%	43.8%	0.004
8	86.6%	47.2%	0.002
12	88.2%	49.6%	0.012

○	No significant differences between treatment groups in pain scores, wound quality of life, or Semmes-Weinstein Score

○	Details regarding other secondary endpoints, including cost of treatment will be published at a later date when analysis of data is completed

●	Preliminary analysis showed that SkinTE treatment did not result in more Adverse Events (AEs) than SOC

These data will be presented by the Study Chair, David Armstrong, DPM, MD PhD, Professor of Clinical Surgery at the Keck School of Medicine, at the SAWC Spring 2020 Virtual Conference held July 24-26, 2020. Dr. Armstrong commented, “Diabetic foot ulcers exact a substantial toll on the patients who suffer from them in terms of the impact to their daily lives. Many of these patients are on a path to even more serious, life-threatening, and morbidity-increasing procedures such as amputations. These patients have historically lacked access to treatments that offer durable closure of these hard-to-treat wounds.” Dr. Armstrong continued, “I am very encouraged by the positive results from this interim analysis. The data show a statistically significant difference favoring PolarityTE’s autologous skin construct, SkinTE, in the primary endpoint of wounds closed at 12 weeks, and in percent area reduction of wounds at each time point measured. We look forward to completing the trial and reading out the full data set in due course.”

Nikolai Sopko, MD, PhD, Chief Scientific Officer at PolarityTE, added “We are grateful for the patients’ participation in this important trial. We at PolarityTE are passionately committed to helping fulfill the significant unmet needs that patients who suffer from DFUs endure. We are very pleased with these data and want to thank the investigators for all of their hard work in treating these patients.”

PolarityTE will host a conference call to discuss the results with Dr. Armstrong at 4:30 pm ET on Monday, July 27th. The conference call can be accessed by calling 1-888-599-8688 (U.S. and Canada), with confirmation code 552780 and referencing “PolarityTE DFU Interim Data Conference Call.” A webcast of the conference call can be accessed by using the link below.

Link to Webcast

A replay of the webcast will be available on the Company’s website. To access the webcast, please visit the Investor Relations section of www.polarityte.com under “Overview.”

Study Details

This study is a prospective, multi-center RCT designed to collect patient outcome data on SkinTE plus standard of care (SOC) versus SOC alone for the treatment of diabetic foot ulcers (DFUs). Among the inclusion criteria are requirements that the subject’s DFU is Wagner 1 grade, has been present for more than four weeks prior to the initial screening visit, and is of a size between 1cm2 and 25cm2. If a study subject has more than one DFU that satisfies the screening and inclusion/exclusion criteria, the subject’s largest DFU is treated and evaluated in the study. Following consent and study ulcer selection, all patients receive two weeks of standard of care treatment. Patients whose ulcers do not change in size by more than 30% are randomized to continued SOC or SkinTE+SOC. The SOC therapy in this study includes wound cleansing; debridement; maintenance of a moist wound environment with collagen alginate dressing covered with gauze, foam, and three-layer wrap; and offloading of the DFU.

The primary endpoint is a comparison of the percent of index ulcers closed at 12 weeks. Included among the study’s secondary endpoints are comparisons of: percent area reduction at 4, 6, 8, and 12 weeks; wound quality of life (w-QoL); pain; peripheral neuropathy assessed by the Semmes Weinstein monofilament test; and cost of treatment. Wound closure is initially determined by the treating provider, which is then confirmed by a panel of three plastic surgeons who are blinded to treatment. Following panel consensus, wounds must remain closed for an additional two weeks to be considered closed for the primary endpoint.

About SkinTE™

SkinTE is a human cellular and tissue-based product derived from a patient’s own skin (autologous) intended for the repair, reconstruction, replacement, or supplementation of skin tissue. Aseptic surgical procedures and handling during skin harvest, wound preparation, and SkinTE deployment are mandatory.

SkinTE is currently marketed as a human cell, tissue, and cellular and tissue-based product regulated solely under Section 361 of the Public Health Service Act (PHS Act) and 21 CFR Part 1271 (i.e., as a 361 HCT/P). PolarityTE plans to file an investigational new drug application (IND) with FDA followed by a biologics license application (BLA) to have SkinTE regulated as a biologic under the federal Food Drug & Cosmetic Act and Section 351 of the PHS Act (i.e., as a 351 HCT/P), and will propose to FDA a plan for transitioning SkinTE from a 361 HCT/P to a 351 HCT/P.

Important Safety Information

SkinTE is donated human tissue for autologous, single application use only. SkinTE has not been evaluated for infectious substances. SkinTE may contain trace amounts of antibiotics (e.g., gentamicin), which may potentially cause an adverse effect in patients who are hypersensitive or allergic to antibiotics. For patients sensitive to or allergic to gentamicin, alternative processing is available with prior notice. Patients with multiple comorbidities, or who have any condition that could compromise recipient site vascularity and wound healing, should be carefully evaluated prior to using SkinTE. Such conditions may prevent successful outcomes or lead to suboptimal results. Failure to ensure proper aseptic technique may result in contamination of the harvested skin, donor site, tissue product and/or wound bed, and could result in potential adverse events including local, regional, or systemic infection, failure of the graft to take upon deployment, failure of skin to heal and/or regenerate, deleterious effects on potential surrounding or adjacent reconstructions including infection, failure of adjacent grafted material to take and heal, the need for further surgical operations(s), and/or debridement or other serious injuries or death. Failure to follow instructions may lead to suboptimal outcomes, product failure and/or patient harm. Outcomes may vary. Risks also include those associated with skin grafting such as graft failure, infection, and/or effects on adjacent tissue or reconstructions.

About PolarityTE®

PolarityTE is focused on transforming the lives of patients by discovering, designing and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures products from the patient’s own tissue and uses the patient’s own body to support the regenerative process. From a small piece of healthy autologous tissue, the company creates an easily deployable, dynamic and self-propagating product designed to regenerate the target tissues. PolarityTE’s innovative methods are intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing. Learn more at www.PolarityTE.com – Welcome to the Shift®.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law. Our actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov).

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are trademarks or registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

Rich Haerle
VP of Investor Relations & Corporate Strategy
PolarityTE, Inc.
ir@PolarityTE.com
(385) 315-0697